PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 45 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                       Dated July 26, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2006

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             $25,500,000

Maturity Date:                July 31, 2006

Settlement Date
  (Original Issue Date):      July 31, 2001

Interest Accrual Date:        July 31, 2001

Issue Price:                  100%

Specified Currency:           U.S. Dollars

Redemption Percentage
  at Maturity:                100%

Base Rate:                    LIBOR

Index Maturity:               3 months.  See also "Interest
                              Payment Period."

Spread (Plus or Minus):       Plus 0.37% per annum

Spread Multiplier:            N/A

Index Currency:               U.S. Dollars

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Initial Interest Rate:        To be determined on the second
                              London banking day prior to the
                              original issue date

Initial Redemption Date:      N/A

Initial Redemption
  Percentage:                 N/A

Annual Redemption
  Percentage Reduction:       N/A

Optional Repayment
  Date(s):                    N/A

Business Day:                 London and New York

Calculation Agent:            The Chase Manhattan Bank
                              (London Branch)

Interest Payment Dates:       Each March 31, June 30, September
                              30 and December 31, commencing
                              September 30, 2001, and the
                              maturity date.

Interest Payment Period:      Quarterly

                              There will be a short first
                              coupon for the period from and
                              including July 31, 2001 to but
                              excluding September 30, 2001, and
                              the interest rate for such period
                              will be based on 2-month USD LIBOR
                              plus 0.37% per annum.

                              There will be a short last coupon
                              for the period from and including
                              June 30, 2006 to but excluding the
                              maturity date, and the interest
                              rate for such period will be
                              based on 1-month USD LIBOR plus
                              0.37% per annum.

Interest Reset Dates:         Each interest payment date

Interest Reset Period:        Quarterly.  See also "Interest
                              Payment Period."

Initial Interest Reset Date:  September 30, 2001

Interest Determination
  Date:                       The second London banking day
                              prior to each interest reset date

Reporting Service:            Telerate Page 3750

Agent:                        Morgan Stanley & Co. International
                              Limited

Denominations:                $10,000

Common Code:                  013359792

ISIN:                         XS0133597921

Other Provisions:             None


Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY